EXHIBIT 4.2

To:	Sytner Group Limited (Company number 02883766) (the “Borrower”)
2 Penman Way
Grove Park
Leicester
Leicestershire
LE18 1ST
27 July 2010
Dear Sirs
SYTNER GROUP LIMITED — THE FACILITIES AGREEMENTS (AS DEFINED BELOW)
1.	INTRODUCTION AND DEFINITIONS
1.1	We refer to:
1.1.1
a £30,000,000 term loan facility agreement dated 31 August 2006 (as amended on 20 September 2008 and 3 September 2009 and as further amended, varied, supplemented, replaced or novated from time to time) and made between The Royal Bank of Scotland plc (the “Bank”) as agent for National Westminster Bank Plc (“Natwest”) and the Borrower (the “Term Loan Facility Agreement”);

1.1.2
a £100,000,000 multi-option facilities agreement dated 31 August 2006 (as amended on 29 September 2008 and 3 September 2009 and as further amended, varied, supplemented, replaced or novated from time to time) and made between the Bank (as agent for Natwest) and the Borrower (the “MOF Facilities Agreement”); and

1.1.3
an overdraft facility agreement dated on or about the date of this letter (as amended, varied supplemented, replaced or novated from time to time) and made between Natwest, UAG UK Holdings Limited (the “Parent”) and others (the “Overdraft Facility Agreement”).

1.2
The Term Loan Facility Agreement and the MOF Facilities Agreement shall be referred to in this letter as the “Facilities Agreements”. Terms defined in the Facilities Agreements, unless otherwise defined in this letter, have the same meaning in this letter. The principles of construction set out in the Facilities Agreements shall have effect as if set out in this letter.

1.3	In addition, the following terms shall have the following meanings in this letter:-
1.3.1	“Acquisition” means the acquisition by the Parent of the entire issued share capital in the Target;
1.3.2	“Amendments” means the amendments referred to in paragraph 3 below;
1.3.3	“Consents” means the consents referred to in paragraph 2 below;
1.3.4	“Dividend” means the First Dividend and the Second Dividend;
1.3.5	“Exchange Rate” means:-
(a)	in relation to the conversion of US dollars ($) to sterling (£), 0.6694;
(b)	in relation to the conversion of sterling (£) to US dollars ($), 1.4939; and
(c)	in relation to the conversion of euros (€) to sterling (£), 0.8186.
1.3.6	“First Dividend” means the dividend more particularly described in paragraph 2.3.1 below;

1.3.7	“Independent Valuation” shall have the meaning given to that term in paragraph 2.3.2(b) below;
1.3.8	“Loan Notes” means the unsecured loan notes issued by the Parent to UAG Inc in an amount not exceeding the amount set out in paragraph 2.2 below;
1.3.9
“Maximum Amount” means US$78,483,000 (or its sterling (£) equivalent at the Exchange Rate) plus, for the purposes of calculating the amount of the Second Dividend at paragraph 2.3.2(a) only, an amount equal to the amount of accrued interest (capped at 2.0% per annum above the Bank of England base rate) on those Loan Notes permitted to be issued pursuant to paragraph 2.2.1 below;

1.3.10	“Second Dividend” means the dividend more particularly described in paragraph 2.3.2 below;
1.3.11	“Subordination Letter” means the letter of subordination addressed to Natwest substantially in the form attached to this letter;
1.3.12	“Target” means Penske Automotive Europe GmbH; and
1.3.13	“UAG Inc” means UAG International Holdings, Inc.
2.	CONSENTS
2.1
We refer to Clause 10.13 of the Term Loan Facility Agreement and Clause 10.12 of the MOF Facilities Agreement which would, if it were not for the consent contained in this letter, prohibit the Borrower from declaring and paying Dividends in cash to the Parent for the purposes of:-

2.1.1	enabling the Parent to make the Acquisition;
2.1.2	funding the initial consideration payable by the Parent on completion of the Acquisition; and
2.1.3	funding the repayment of the Loan Notes by the Parent.
2.2
We understand that the consideration for the Acquisition will be partially satisfied by the issue of the Loan Notes by the Parent to UAG Inc. The Borrower shall procure that the aggregate principal amount outstanding under the Loan Notes shall at no time exceed:-

2.2.1	an amount equal to the Maximum Amount less the amount of the First Dividend declared in accordance with paragraph 2.3.1 below; or
2.2.2
(where the consideration for the Acquisition as expressed in the Independent Valuation exceeds the Maximum Amount, an amount equal to US$90,000,000 (or its sterling (£) equivalent at the Exchange Rate) less the amount of the First Dividend declared in accordance with paragraph 2.3.1 below.

2.3
Subject to paragraph 2.4 below, we are pleased to inform you that, at your request and on the basis of the information which you have supplied to us, consent has been obtained to the extent (and only to the extent) necessary to permit the Borrower to:-

2.3.1	declare and pay a dividend in cash in the sum of up to £35,000,000 to the Parent on or about the Effective Date (as defined below) (the “First Dividend”) for the purpose specified in paragraph 2.1;
2.3.2	subject paragraph 2.5 below, declare and pay a dividend in cash in the sum of up to the lower of:-
(a)	the Maximum Amount less the amount of the First Dividend declared; and

(b)
the aggregate of (i) amount (expressed in US dollars ($) at the Exchange Rate) being not more than the amount set out in an independent valuation of the Target and its business prepared by Ernst & Young LLP (or such other valuer acceptable to the Bank) and on the basis agreed by the Bank (the “Independent Valuation”) after deducting the amount of the First Dividend; and (ii) an amount equal to the amount of accrued interest (capped at 2.0% per annum above the Bank of England base rate) on those Loan Notes permitted to be issued pursuant to paragraph 2.2.1 above,

(the “Second Dividend”) for the purpose specified in paragraph 2.1. Such Second Dividend to be declared and paid on or before 31 December 2011 or such later date as may be agreed by the Bank (acting reasonably).

2.4	The Consents referred to in paragraph 2.2 above shall take effect on and from the Effective Date.
2.5
The declaration and payment of the Second Dividend or the issue of Loan Notes in an amount specified at clause 2.2.2 above shall not be permitted until the later to occur of the Effective Date and the date that the Bank has received in a form and substance satisfactory to it:-

2.5.1	the Independent Valuation expressed in sterling (£), euros (€) or US dollars ($);
2.5.2
the management accounts of the Borrower (consolidated to include the Group) for the 12 month period ending (and including) the monthly period falling immediately prior to the month in which the Second Dividend is proposed to be paid;

2.5.3
a certificate signed by two directors of the Borrower giving calculations showing in reasonable detail that the ratio of Consolidated Net Borrowings to Consolidated EBITDA less Stocking Interest (having taken into consideration the First Dividend and the Second Dividend in the calculation of Consolidated Net Borrowings) is not more than 1.5:1 for the 12 month period ending on the latest compliance date as specified in Clause 11.3 of the Facilities Agreements occurring immediately prior to the proposed date of payment for the Second Dividend (the “Relevant Compliance Date”), to which is attached a copy of the latest management accounts referred to in paragraph 2.5.2 above; and

2.5.4
the budget or forecasts for the 15 month period following the Relevant Compliance Date demonstrating that the ratio of Consolidated Net Borrowings to Consolidated EBITDA less Stocking Interest (having taken into consideration the First Dividend and the Second Dividend in the calculation of Consolidated Net Borrowings) shall not be more than 1.5:1 at any time during that period.

3.	AMENDMENTS
3.1
At your request and on the basis of the information you have supplied to us, we are pleased to confirm the following amendments to the Facilities Agreement (the “Amendments”). Such Amendments to take effect on and from the Effective Date (as defined below):-

3.1.1	in clause 1.1 of both Facilities Agreements the definition of “Finance Documents” shall be extended to include the following new limbs (d) and (e):-
“(d)	any Subordination Letter (as such term is defined in a consent letter dated 27 July 2010 and made between, amongst others, the Bank and the Borrower (the “Consent Letter”); or
(e)	the Charge over Securities (as such term is defined in the Consent Letter).”
3.1.2	in clause 1.1 of both Facilities Agreements there shall be added the following new definitions:-

““German Group” means PAE GmbH and each of its Subsidiary Undertakings from time to time;

“PAE GmbH” means Penske Automotive Europe GmbH (a company incorporated in Germany);

“Parent” means UAG UK Holdings Limited (company number 04334322).”

3.1.3	the following new Clause 10.21 (Undertakings in relation to the Parent) shall be inserted in the Term Loan Facility Agreement-

“Undertakings in relation to the Parent
10.21	Without prejudice to the other provisions of Clause 10 (Undertakings):-
(a)	the undertakings contained in Clause 10.6 (Negative Pledge) shall also be given by the Borrower in relation to the Parent such that, for the purposes of this Clause 10.21(a) only:-
(i)	references in that Clause to “any of its Subsidiaries”, “a Subsidiary”, “any member of the Group”, “a member of the Group” or “Group” shall be construed as the “Parent”; and
(ii)	an equivalent provision to Clause 10.6(g) shall not apply to this Clause 10.21(a);
(b)
the undertakings contained in Clause 10.7 (Other Obligations), Clause 10.8 (Material Change in Business), Clause 10.9 (Disposal of Assets), Clause 10.11 (Acquisitions), Clause 10.12 (Loans), Clause 10.17 (Insurances) and Clause 10.18 (Environment) shall also be given by the Borrower in relation to the Parent such that, for the purposes of this Clause 10.21(b) only:-

(i)	references to “its Subsidiaries” shall be construed as the “Parent”;
(ii)	references to “members of the Group” “a member of the Group” or “any member of the Group” shall be construed to include the “Parent”;
(ii)	equivalent provisions to Clause 10.7(d), Clause 10.7(e), Clause 10.9(g) and Clauses 10.12(b) to (d) shall not apply to this Clause 10.21(b); and
(c)
the undertakings contained in Clause 10.10 (Mergers) and Clause 10.13 (Dividends) shall also be given by the Borrower in relation to the Parent such that, for the purposes of this Clause 10.21(c) only, references in those Clauses to the “Borrower” or “it” shall be construed as “the Parent”. ”

3.1.4	the following new clause 10.21 (Undertakings in relation to the Parent) shall be inserted in the MOF Facilities Agreement:-

“Undertakings in relation to the Parent
10.21	Without prejudice to the other provisions of Clause 10 (Undertakings):-
(a)	the undertakings contained in Clause 10.5 (Negative Pledge) shall also be given by the Borrower in relation to the Parent such that, for the purposes of this Clause 10.21(a) only:-
(i)	references in that Clause to “any of its Subsidiaries”, “a Subsidiary”, “any member of the Group”, “a member of the Group” or “Group” shall be construed as the “Parent”; and
(ii)	an equivalent provision to Clause 10.5(g) shall not apply to this Clause 10.21(a);

(b)
the undertakings contained in Clause 10.6 (Other Obligations), Clause 10.7 (Material Change in Business), Clause 10.8 (Disposal of Assets), Clause 10.10 (Acquisitions), Clause 10.11 (Loans), Clause 10.16 (Insurances) and Clause 10.17 (Environment) shall also be given by the Borrower in relation to the Parent such that, for the purposes of this Clause 10.21(b) only:-

(i)	references to “its Subsidiaries” shall be construed as the “Parent”;
(ii)	references to “members of the Group”, “any member of the Group” or “a member of the Group” shall be construed to include the “Parent”;
(ii)	equivalent provisions to Clause 10.6(d), Clause 10.6(e), Clause 10.8(g) and Clauses 10.11(b) to (d) shall not apply to this Clause 10.21(b); and
(c)
the undertakings contained in Clause 10.9 (Mergers) and Clause 10.12 (Dividends) shall also be given by the Borrower in relation to the Parent such that, for the purposes of this Clause 10.21(c) only, references in those Clauses to the “Borrower” or “it” shall be construed as “the Parent”. ”

3.1.5	the following new clause 10.22 (Wider group loans) shall be inserted in both Facilities Agreements:-

“Wider group loans
10.22	The Borrower shall not:-
(a)
(and the Borrower shall procure that no member of the Group or the German Group or the Parent will) make any loan to or repay or pay any principal or interest on any loan granted to it by UAG Inc or its holding company (as defined in section 1159 of the Companies Act 2006) other than (i) the issue of the Loan Notes in accordance with the terms of the Consent Letter and payment of interest and principal on such Loan Notes if permitted under the terms of the Subordination Letter; or (ii) with the prior written consent of the Bank (such consent not to be unreasonably withheld or delayed); and

(b)
(and the Borrower shall procure that no member of the Group or the Parent will) make any loan to or repay or pay any principal or interest on any loan granted to it by any member of the German Group except with the prior written consent of the Bank (such consent not to be unreasonably withheld or delayed).”

3.1.6	the following new clause 10.23 (Arms length basis) shall be inserted in the Term Loan Facility Agreement:-

“Arms length basis
10.23
Except as permitted under clauses 10.12 (Loans), the Borrower shall not and the Borrower shall procure that (a) no member of the Group or the Parent will enter into any transaction with any person that is not a member of the Group except on arm’s length terms and for full market value; and (b) no member of the German Group will enter into any transaction with any person that is not a member of the German Group except on arm’s length terms and for full market value. ”

3.1.7	the following new clause 10.23 (Arms length basis) shall be inserted in the MOF Facilities Agreement:-

“Arms length basis
10.23
Except as permitted under clauses 10.11 (Loans), the Borrower shall not and the Borrower shall procure that (a) no member of the Group or the Parent will enter into any transaction with any person that is not a member of the Group except on arm’s length terms and for full market value; and (b) no member of the German Group will enter into any transaction with any person that is not a member of the German Group except on arm’s length terms and for full market value. ”

3.1.8	in clause 13.1 of the Term Loan Facility Agreement, the following new clause 13.1(l) (The Parent) shall be inserted before the words “then in any such case”:-

“The Parent
(l)
Without prejudice to any other provisions of this clause 13.1, the Events of Default at Clauses 13.1(d) (Cross Default) and Clauses 13.1(e) to (i) (inclusive) (Insolvency and Analogous Proceedings) of this Agreement shall, for the purposes of this sub-clause (l) only, extend to the Parent such that references to “its Subsidiaries” shall be construed to include the “Parent”. ”

3.1.9	in clause 14.1 of the MOF Facilities Agreements, the following new clause 14.1(n) (The Parent) shall be inserted before the words “then in any such case”:-

“The Parent
(n)
Without prejudice to any other provisions of this clause 14.1, the Events of Default at Clauses 14.1(f) (Cross Default) and Clauses 14.1(g) to (k) (inclusive) (Insolvency and Analogous Proceedings) of this Agreement shall, for the purposes of this sub-clause (n) only, extend to the Parent such that references to “its Subsidiaries” shall be construed to include the “Parent”. ”

3.1.10	the definition of “Seasonal Excess” in the Overdraft Facility Agreement shall be deleted and replaced with the following:-

“Seasonal Excess: not used”
3.1.11	the definition of “Seasonal Excess Periods” in the Overdraft Facility Agreement shall be deleted and replaced with the following:-

“Seasonal Excess Periods: not used”
3.1.12	the definition of “Sterling Interest Rate” in the Overdraft Facility Agreement shall be deleted and replaced with the following:-
“Sterling Interest Rate: 0% p.a. on the total of the debit balances equal to the total of the credit balances on the Sterling Facility Accounts.

1.75% p.a. over Base Rate on the next £10,000,000.

3% p.a. over Base Rate on the remainder”
4.	EFFECTIVE DATE

The Consents and Amendments shall take effect on the date (the “Effective Date”) that the Bank receives in a form and substance satisfactory to it:-
4.1	a copy (or copies) of this letter countersigned by you by which you acknowledge and agree to the terms of this letter;
4.2	a copy of the resolution of the board of directors of the Borrower and the Parent:-
4.2.1
approving the terms of, and the transactions contemplated by, this letter, the Subordination Letter and the document listed in paragraph 4.3 below (the “New Finance Documents”) and resolving that it execute, deliver and perform the New Finance Documents to which it is party;

4.2.2	authorising a specified person or persons to execute the New Finance Documents on its behalf; and
4.2.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the New Finance Documents;
4.3	an original of the deed of accession to the group cross guarantee dated 27 February 2007 and made between the Bank, the Borrower and others, duly executed by the Parent;
4.4	the agreed form Loan Notes together with an original of the Subordination Letter duly executed by UAG Inc, the Parent and the Borrower; and
4.5	the Overdraft Facility Agreement duly executed by all members of the Group party to it.
5.	REPRESENTATIONS
5.1
Without prejudice to clause 9 of both Facilities Agreement, the Borrower and the Parent represents and warrants to the Bank on the date of this letter, the Effective Date and on each date on which interest is payable:-

5.1.1
each of the representations and warranties contained in clause 9.1 of both Facilities Agreements are true by reference to the facts and circumstances existing at each such date and as if each reference to “this Agreement” or “the Finance Documents” includes a reference to this letter;

5.1.2
each of the representations and warranties contained in clauses 9.1(a), (e), (h) and (j) of both Facilities Agreement are true by reference to the facts and circumstances existing at each such date and as if each reference to “Subsidiaries” shall be construed as the Subsidiaries of the Parent, “Group” shall be construed as the German Group (as defined in paragraph 3.1.2 above) and “Borrower” or “it” shall be construed as the Borrower and the Parent;

5.1.3
all information provided to the Bank by or on behalf of any member of the Group, the Parent or the German Group in connection with the matters contained in this letter is accurate and not misleading in any material respect and all projections provided to the Bank on or before the Effective Date have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied;

5.1.4
no member of the German Group has incurred any Financial Indebtedness which is outstanding to any member of the Wider Group (as defined below) or is a creditor in respect of any Financial Indebtedness outstanding by any member of the Wider Group in each case in excess of £1,000,000 in the aggregate;

5.1.5	no member of the German Group has entered into any transaction with any member of the Wider Group except on arm’s length terms and for full market value; and
5.1.6
no event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination, the completion of the Acquisition or any combination of the foregoing, would constitute) a default or termination event (howsoever described) under any joint venture agreement or financing agreement which is binding on members of the German Group or which those members of the German Group’s assets are subject.

For the purpose of paragraph 5.1.4 and 5.1.5 the “Wider Group” shall mean Penske Automotive Group, Inc and it’s Subsidiary Undertakings (other than the German Group).

6.	CONDITIONS SUBSEQUENT
6.1	The Borrower shall procure that, within 45 days of the date of this letter, it shall deliver (in a form and substance satisfactory to the Bank) to the Bank:-
6.1.1
two originals of a charge over securities duly executed by the Parent over the shares in the Target (the “Charge over Securities”) together with all share certificates, transfers and stock transfer forms or equivalent duly executed by the Parent in blank in relation to the assets subject to the Charge over Securities; and

6.1.2
such information as may be reasonably required and requested from it to enable a legal opinion of the legal advisers to the Bank in Germany to be delivered to the Bank in the form distributed to the Bank prior to the Effective Date.

7.	FEES, COSTS AND EXPENSES
7.1	Transaction Expenses

The Borrower shall, promptly on demand, reimburse the Bank for all reasonable costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, execution and perfection of this letter and the transactions contemplated by this letter.

7.2	Consent Fee

The Borrower shall pay to the Bank a consent fee of £183,876 which shall be payable on the date of this letter.
8.	MISCELLANEOUS
8.1
The parties agree that, with effect from the Effective Date, the Margin in both Facilities Agreements will, subject to Schedule 2 of the Term Facility Agreement or Schedule 1 of the MOF Facilities Agreement (as the case may be), be reset at 1.35 per cent per annum.

8.2	Each of the Parent and the Borrower acknowledges the arrangements contained in this letter and that the provisions of the Facilities Agreements shall continue in full force and effect.
8.3
The provisions of Clause 17.5 and Clause 18.1 of the MOF Facilities Agreement shall be incorporated into this letter as if set out in full in this letter. This letter may be executed in any number of counterparts and this has the same effect as if the signatories or the counterparts were on a single copy of this letter.

8.4
References in the Facilities Agreement to “this Agreement” or “the Finance Documents” shall include references to this letter. Any breach by the Parent or the Borrower of any term or condition of this letter shall be an Event of Default.

8.5	This letter is a designated Finance Document.
8.6	This letter is governed by English law.
EXECUTED AND DELIVERED AS A DEED by the parties to this letter on the date which first appears in this letter

The Borrower

EXECUTED (but not delivered until the date	)
hereof) AS A DEED by SYTNER GROUP	)
LIMITED	)
/s/ Mark Carpenter	Director

Director/Secretary

The Parent

EXECUTED (but not delivered until the date	)
hereof) AS A DEED by UAG UK HOLDINGS	)
LIMITED	)
/s/ Mark Carpenter	Director

Director/Secretary

The Bank

EXECUTED (but not delivered until the date	)
hereof) AS A DEED by	)
as attorney for and on behalf of THE ROYAL	)
BANK OF SCOTLAND PLC (as agent for	)
NATIONAL WESTMINSTER BANK PLC)	) /s/ Jason Necker

in the presence of:-

Signature of witness: /s/ R. Garner-Jones

Name of witness: R. Garner Jones

Address: RBS

Birmingham